Exhibit 10.9

MAXAR TECHNOLOGIES INC.

2019 INCENTIVE AWARD PLAN

CASH INCENTIVE AWARD GRANT NOTICE

Maxar Technologies Inc. a Delaware corporation, (the “Company”), pursuant to its 2019 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), a cash incentive award (a “Cash Incentive” or this “Award”).  This Cash Incentive is subject to all of the terms and conditions set forth herein and in the Cash Incentive Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Cash Incentive Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	[__________________________]
Grant Date:	[__________________________]
Total Cash Subject to the Award:	[_____________]
Vesting Commencement Date:	[_____________]
Vesting Schedule:

The Cash Incentive shall vest in three equal installments on each of the first, second and third anniversaries of the Vesting Commencement Date set forth above, subject to the Participant’s continued service through each applicable vesting date.

Termination:

Subject to the terms of the Plan, if the Participant experiences a Termination of Service, any portion of the Cash Incentive that has not become vested on or prior to the date of such Termination of Service will thereupon be automatically forfeited by the Participant.

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice.  The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

MAXAR TECHNOLOGIES INC.:	PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO CASH INCENTIVE AWARD GRANT NOTICE

CASH INCENTIVE AWARD AGREEMENT

Pursuant to the Cash Incentive Award Grant Notice (the “Grant Notice”)  to which this Cash Incentive Award Agreement (this “Agreement”) is attached, Maxar Technologies Inc., a Delaware corporation (the “Company”), has granted to the Participant a cash award (the “Cash Incentive” or the “Award”) in the amount set forth in the Grant Notice under the Company’s 2019 Incentive Award Plan, as amended from time to time (the “Plan”).  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Grant Notice.

1.          Termination of Continuous Service.  Subject to the terms of the Plan, if the Participant experiences a Termination of Service for any reason prior to a vesting date, this Award shall terminate, any unpaid Cash Incentive payments shall be immediately and automatically forfeited, and the Participant shall have no further rights with respect to any unpaid Cash Incentive payments.

2.          Vesting and Settlement.  The Cash Incentive shall vest and become nonforfeitable in accordance with the vesting schedule shown in the Grant Notice.  As soon as administratively practicable following the vesting of any Cash Incentive payment, but in no event later than thirty (30) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A (as defined below)), the Company shall pay to the Participant the applicable Cash Incentive payment, less any applicable withholdings and deductions and which may be converted from USD and paid to the Participant in the local currency.

3.          Restrictions on Transfer. This Award shall be subject to the restrictions on transferability set forth in Section 10.3 of the Plan.

4.          Taxes.

A.   By accepting this Award, the Participant acknowledges that, regardless of any action taken by the Company or any of its Subsidiaries to whom the Participant may render services, the Participant shall be solely and ultimately responsible for the satisfaction of any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Award and legally applicable to the Participant (“Tax-Related Items”), and that such responsibility may exceed the amount actually withheld by the Company or any of its Subsidiaries. The Participant further acknowledges that the Company and/or any Subsidiary: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant of the Award, the vesting of the Award, the payment of the Cash Incentive; and (ii) do not commit to and are under no obligation to structure the terms of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or any Subsidiary may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

B.   Prior to any relevant taxable or tax withholding event with respect to the Cash Incentive, as applicable, the Participant agrees to make adequate arrangements to satisfy all withholding obligations of the Company and/or any of its Subsidiaries with respect to Tax-Related Items. In this regard, the Participant hereby authorizes the Company, in its sole discretion and without any notice to or further authorization by the Participant, to withhold from the Participant’s salary, other cash compensation or the cash amount being distributed under this Award, an amount which is equal to the withholding obligation for Tax-Related Items as determined by the Company or its Subsidiary.

5.          Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Cash Incentive.

6.          Tax Consultation.  The Participant understands that the Participant may suffer adverse tax consequences in connection with the Cash Incentive granted pursuant to this Agreement (and the payments made with respect thereto).  The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the Cash Incentive and the payments made with respect thereto and that the Participant is not relying on the Company for any tax advice.

7.          Binding Agreement.  Subject to the limitation on the transferability of the Award contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

8.          Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 8, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

9.          Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

10.        Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

11.        Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of the Participant.

12.        Not a Contract of Service Relationship.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant’s at any time.

13.        Nature of Grant.  In accepting the Award, the Participant acknowledges, understands and agrees that:

A.   all decisions with respect to future Award grants, if any, will be at the sole discretion of the Company;

B.   the Award is not intended to replace any pension rights or normal compensation;

C.   the Award is an extraordinary item outside the scope of the Participant’s employment or services contract, if any, and is not part of normal or expected compensation of any kind for services of any kind rendered to the Company or any Subsidiary or for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; and

D.   the Participant acknowledges and agree that neither the Company nor any Subsidiaries shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Award or any Cash Incentive payment under this Agreement.

14.        Language.  If the Participant has received this Agreement, or any other document related to this Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

15.        Electronic Delivery.  The Participant hereby consents to the delivery of information regarding the Company, the Award, and the Agreement via Company web site, email or other means of electronic delivery.

16.        Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17.        Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

18.        Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the Award, as and when payable hereunder.

19.        Certain Incorporations.  Without limiting the generality of any other provision of this Agreement, Section 10.5 (Forfeiture and Claw-Back Provisions) and Section 10.8 (“Data Privacy”) of the Plan are hereby expressly incorporated into this Agreement as if first set forth herein.

20.        Foreign Asset/Account Reporting Notification. The Participant understands that the Participant’s country may have certain exchange control and/or foreign asset/account reporting requirements which may affect the Participant’s ability to hold cash received from accepting the Award in a brokerage or bank account outside of the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable regulations, and the Participant should speak to the Participant’s personal advisor on this matter.

21.        Additional Term for Participants in Canada. Notwithstanding any other provision of the Plan, Agreement or Grant Notice, in no event will the final vesting date of any Cash Incentive granted hereunder (and any subsequent payment thereof) be made later than December 31 of the third calendar year following the year of grant, and any Cash Incentive payment that has not been made by such date will automatically expire or will accelerate and be paid out by such date, at the sole discretion of the Company.